Exhibit 3.1

CONFIDENTIAL

CERTIFICATE OF MERGER

OF

DRAKE SUBSIDIARY, INC.,

(a Delaware corporation)

WITH AND INTO

MAGALLANES, INC.,

(a Delaware corporation)

April 8, 2022

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Pursuant to Section 251(c) of the General

Corporation Law of the State of Delaware

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Magallanes, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Company”), desiring to merge Drake Subsidiary, Inc., a corporation duly orgadsnized and existing under and by virtue of the laws of the State of Delaware (“Merger Sub”), with and into the Company (the “Merger”), pursuant to the provisions of Title 8, Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST:    The name and jurisdiction of incorporation of each constituent entity of the Merger (each, a “Constituent Entity”) are as follows: (i) Magallanes, Inc., a Delaware corporation and (ii) Drake Subsidiary, Inc., a Delaware corporation.

SECOND:    An Agreement and Plan of Merger, dated as of May 17, 2021 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 18, 2021 and Amendment No. 2 to the Agreement and Plan of Merger, dated April 8, 2022, the “Merger Agreement”), entered into by and among AT&T Inc., a Delaware corporation, the Company, Discovery, Inc. (to be renamed Warner Bros. Discovery, Inc. prior to the effectiveness of the Merger), a Delaware corporation, and Merger Sub has been approved, adopted, executed and acknowledged by each Constituent Entity in accordance with Section 251(c) of the DGCL.

THIRD:    The Company shall be the surviving company (the “Surviving Company”) in the Merger. The name of the Surviving Company shall be “Magallanes, Inc.”.

FOURTH:    The certificate of incorporation of the Surviving Company shall be amended and restated in its entirety by reason of the Merger herein certified, and the Second Amended and Restated Certificate of Incorporation set forth on Exhibit A attached hereto shall be the Second Amended and Restated Certificate of Incorporation of the Surviving Company and shall continue in full force and effect until thereafter amended as provided therein and by applicable law.

FIFTH:    The Merger is to become effective at 5:02 p.m. Eastern Time on April 8, 2022.

SIXTH:    An executed copy of the Merger Agreement is on file at the office of the Surviving Company at the following address:

Magallanes, Inc.

c/o Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

SEVENTH:    A copy of the Merger Agreement will be furnished by the Surviving Company, upon request and without cost, to any stockholder of any Constituent Entity.

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IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed as of the date first written above.

MAGALLANES, INC.

By:	/s/ Stephen A. McGaw
Name:	Stephen A. McGaw
Title:	President

[Signature Page to Certificate of Merger]

Exhibit A

Second Amended and Restated Certificate of Incorporation

See Attached.

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAGALLANES, INC.

FIRST: The name of the corporation is Magallanes, Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.    The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

2.    The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

3.     All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Second Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

4.    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that the Bylaws or this Second Amended and Restated Certificate of Incorporation otherwise provide.

5.    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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